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FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY                      AT THE FINANCIAL RELATIONS BOARD, INC.
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Thomas T. Kmiecik                   John Parsons or Bill Murphy
(216) 781-4030                              (312) 266-7800

IN CLEVELAND, OHIO
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Peter H. Bryan
Edward Howard & Co.
(216) 781-2400

FOR IMMEDIATE RELEASE
JUNE 13, 1996

                       FIRST UNION REAL ESTATE INVESTMENTS
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            ANNOUNCES PROPOSED ACQUISITION OF MARATHON U.S. REALTIES
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                        RETAIL PORTFOLIO FOR $316 MILLION
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CLEVELAND, OHIO, JUNE 13, 1996 -- FIRST UNION REAL ESTATE INVESTMENTS
(NYSE:FUR), announced today the signing of a contract with Marathon U.S. Realties, Inc. to acquire a portfolio of nine regional malls, totalling 6 million square feet for a gross purchase price of $316 million. Under the terms of the agreement, First Union's proposed acquisition is contingent upon completion and acceptance of due diligence during the next 60 days. First Union anticipates its equity investment will not exceed $50 million and intends to acquire the properties with a joint venture partner.

The properties are located in the southwestern United States, and currently are generating average in-line store sales of approximately $250 per square foot and are 94% occupied. Anchor tenants include Dillards, JC Penney, Sears, Wal-Mart, Mervyn's, McRaes, and Foley's. First Union Management, Inc., the property management affiliate of First Union Real Estate Investments, will manage the properties. If completed, the acquisition will bring First Union's retail portfolio of managed properties to 13 million square feet.

James C. Mastandrea, Chairman and Chief Executive Officer, commented on the pending transaction, "This proposed acquisition is consistent with our Strategic Business Plan to reposition and grow our portfolio to maximize total return to shareholders." Mr. Mastandrea commented further, "This acquisition typifies positive spread investing and will be accretive to funds from operations. It is further enhanced by the restructuring and repositioning changes made at First Union during the past two years."

First Union Real Estate Investments (NYSE:FUR) is an equity real estate investment trust (REIT) specializing in repositioning real estate to extract intrinsic value, primarily in retail and apartment properties in specific market concentrations.